Exhibit 4.8

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
June [ ], 2013	June [ ], 2017

VIOLIN MEMORY, INC.

WARRANT TO PURCHASE SHARES OF SERIES D PREFERRED STOCK

For the Purchase Price of Warrant stipulated in that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of June [    ], 2013, among the Company, Lender and certain other investors the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to [            ] (the “Holder”) by Violin Memory, Inc., a Delaware corporation (the “Company”) Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Purchase of Shares.

(a) Number of Shares. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to [            ] fully paid and nonassessable shares of Series D Preferred Stock (the “Shares”) (as adjusted pursuant to Section 6 hereof).

(b) Exercise Price. The purchase price for the Shares issuable pursuant to this Section 1 shall be the $6.00 per share. The Shares and the purchase price of such Shares shall be subject to adjustment pursuant to Section 6 hereof. Such purchase price, as adjusted from time to time, is herein referred to as the “Exercise Price.”

2. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m., California time, on the fourth (4th) anniversary of the Date of Issuance set forth above (the “Exercise Period”); provided, however, that this Warrant shall no longer be exercisable and shall become null and void upon the consummation of a Corporate Transaction. In the event of a Corporate Transaction, the Company shall notify the Holder at least ten (10) days prior to the consummation thereof.

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c) As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares called for on the face of this Warrant minus the number of Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

(d) Notwithstanding the provisions of Section 2 if the Holder has not exercised this Warrant prior to the closing of a Corporate Transaction, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 4, without any further action on behalf of the Holder, immediately prior to the closing of such Corporate Transaction.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect (unless this Warrant is being automatically converted pursuant to Section 3(d) above) to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

X =	Y(A – B)
A

Where

X =	The number of Shares to be issued to the Holder.

Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing price of the Shares (or equivalent shares of Common Stock underlying the Shares) quoted in the over-the-counter market in which the Shares (or equivalent shares of Common Stock underlying the Shares) are traded or the closing price quoted on any exchange or electronic securities market on which the Shares (or equivalent shares of Common Stock underlying the Warrants) are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Initial Public Offering, the fair market value per Share shall be the product of (a) the per share offering price to the public of the Common Stock in the Initial Public Offering, and (b) the number of shares of Common Stock into which each Share is convertible at the time of such exercise. If the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value per Share shall be the product of (x) the fair market value of a share of Common Stock (as set forth in the Company’s latest 409A Valuation Report), as determined in good faith by the Company’s Board of Directors and (y) the number of shares of Common Stock into which each Share is convertible at the time of such exercise, unless the Company shall become subject to a Corporate Transaction, in which case the fair market value of a Share shall be deemed to be the value received by the holders of a Share pursuant to such Corporate Transaction.

5. Covenants to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. If at any time during the Exercise Period the number of authorized but unissued shares of Series D Preferred Stock and Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series D Preferred Stock and Common Stock to such number of shares as shall be sufficient for such purposes.

6. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Series D Preferred Stock, by split-up or otherwise, or combine its Series D Preferred Stock, or issue additional shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Series D Preferred Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than with respect to a Corporate Transaction or as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice. Upon request, the Company shall provide the Holder of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant and the Exercise Price therefor.

(d) Conversion of Series D Preferred Stock. In the event that all outstanding shares of Series D Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Company’s Restated Certificate of Incorporation, as may be amended or restated from time to time, in connection with the Company’s Initial Public Offering, a Corporate Transaction or other event, this Warrant shall become exercisable for Common Stock or such other security, with the number of Shares for which this Warrant is exercisable and the Exercise Price equitably adjusted by the Company in good faith; provided the aggregate Exercise Price shall remain the same.

(e) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a Share, as the case may be.

7. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

8. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

9. Risk of No Registration. The Holder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the 1934 Act (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the Company’s securities under the Act is not in effect when the Holder desires to sell (a) the Series D Preferred Stock issuable upon exercise of the rights under this Warrant or (b) the Common Stock issuable upon conversion of such Series D Preferred Stock, the Holder may be required to hold such securities for an indefinite period. The Holder also understands that any sale of such Series D Preferred Stock or Common Stock issuable upon conversion of the Series D Preferred Stock which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of such Rule.

10. Transfer of Warrant. Any transfer of this Warrant may be effected only pursuant to the Purchase Agreement.

11. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

12. Successors and Assigns. The terms and provisions of this Warrant and the Purchase Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:

Violin Memory, Inc.

685 Clyde Avenue

Mountain View, CA 94043

Attention: CFO

If to Holders:

At the addresses shown on the signature pages hereto.

15. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Warrant, the resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

16. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Company has executed and delivered this Warrant as of the date first written above.

VIOLIN MEMORY, INC.

By:
Donald G. Basile
President and Chief Executive Officer

NOTICE OF EXERCISE

VIOLIN MEMORY, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	shares of Series D Preferred Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to Shares.

The undersigned hereby represents and -warrants that Representations and Warranties in Section 7 of the Purchase Agreement are true and correct, as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered: